Exhibit 99.1

FOR IMMEDIATE RELEASE Houston October 2, 2018

BP Midstream Partners LP (NYSE: BPMP)

ACQUISITION OF EQUITY INTERESTS FROM BP

☐	Transaction immediately accretive to distributable cash flow per unit

☐	Organic growth from portfolio post transaction sufficient to deliver mid-teens distribution growth through 2019

☐	High quality assets with stable, predictable cash flows and growth opportunities

☐	Enhances portfolio diversification, balancing offshore and onshore cash flows

☐	Increased 2018 full year cash available for distribution guidance to $140 – $145 million

☐	Management intends to recommend to the Board of Directors of the general partner of BPMP an increased third quarter 2018 distribution

BP Midstream Partners LP (“BP Midstream,” “BPMP” or the “Partnership”) today announced that it has acquired equity interests in Mardi Gras Transportation System Company LLC (“Mardi Gras”), URSA Oil Pipeline Company LLC (“Ursa”) and KM-Phoenix Holdings LLC (“KM-Phoenix”) (collectively the “Dropdown Assets”) from indirect wholly-owned subsidiaries of BP p.l.c. (LON: BP; NYSE: BP) (“the Parent”) for $468 million in cash (the “Acquisition”). The Acquisition was funded using the Partnership’s existing revolving debt facility.

Commenting on the Acquisition, Rip Zinsmeister, Chief Executive Officer of the general partner of BPMP, said, “We are pleased to announce the signing of our first dropdown acquisition since the Partnership’s initial public offering. This acquisition demonstrates our commitment to deliver unit holders consistent, top-tier distribution growth. We expect the high quality of the assets that have been acquired to allow us to generate mid-teens distribution growth within our stated coverage ratio range through 2019. “

Summary of Acquired Assets

The acquisition will increase BP Midstream’s interest in Mardi Gras from 20% to 65%. In addition, BP Midstream will acquire BP’s 22.6916% interest in Ursa and its 25% interest in KM-Phoenix. BP will retain the remaining 35% interest in Mardi Gras. Each of these assets is described in more detail below.

Mardi Gras

Mardi Gras holds four joint venture interests in four pipelines (Caesar, Cleopatra, Proteus and Endymion) that serve large offshore upstream developments in the prolific Green Canyon and Mississippi Canyon regions of the Gulf of Mexico. Revenues generated from the assets are supported by fee-based, life-of-lease agreements with BP affiliates and other well-established producers.    The pipelines are operated by an affiliate of Royal Dutch Shell plc (“Shell”). The pipelines have pre-invested capacity, providing growth opportunities with nominal capital investment by the Partnership.

Caesar and Cleopatra deliver crude and natural gas, respectively, from the Southern Green Canyon area to common carrier pipelines, for transportation to Gulf Coast refining and processing markets. Both pipelines are also expected to transport future volumes from BP’s Atlantis Phase 3 project (scheduled for start-up in 2020) and Mad Dog 2 project (scheduled for start-up in 2021).

FOR IMMEDIATE RELEASE Houston October 2, 2018

Proteus and Endymion are crude pipelines that provide takeaway capacity from the BP-operated Thunder Horse platform and Noble Energy-operated Thunder Hawk platform, for ultimate delivery to the LOOP caverns in Clovelly, Louisiana. These pipelines are also expected to transport future volumes from Shell’s Appomattox platform (through the Mattox pipeline connection) and BP’s Thunder Horse North West Expansion project (both scheduled for start-up in 2019).

Ursa

Ursa transports crude oil production from a platform located in the Mississippi Canyon area to a connection with the Mars Pipeline at West Delta 143 platform for ultimate transportation to Chevron’s Fourchon terminal and LOOP caverns in Clovelly, Louisiana. Ursa is an 18-inch pipeline stretching 47 miles sized to support a production peak of at least 150,000 barrels per day. Transportation charges are established by a joint tariff published by the Mars Pipeline. The pipeline is operated by Shell.    The recent start-up of the Shell-operated Kaikias development provides opportunity to capture a long-life resource base.

KM-Phoenix

KM-Phoenix’s assets include 13 refined product terminals—seven are supplied directly from BP’s refineries and four service BP’s Whiting refinery via BP’s owned and operated pipelines which are included in a right of first offer agreement with an affiliate of BP. Collectively, the terminals link BP’s three US refineries that collectively account for 746,000 barrels per day of refining throughput, with key marketing areas. KM-Phoenix serves customer gasoline and diesel needs for the following greater metropolitan areas: New York City, Chicago, San Francisco, St Louis, Atlanta, Baltimore, Indianapolis, Cincinnati and Dayton. Commercial arrangements are underpinned by long-term throughput contracts with BP.

These assets are well suited to take advantage of volume growth opportunities in high-demand refined petroleum product markets.

Strategic Rationale

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The transaction is immediately accretive to distributable cash flow per unit to unitholders, based on a transaction value representing a 9.4 times multiple of the two-year (2019 – 2020) forward average of EBITDA generated by the interests to be acquired.

•	We expect these quality assets to underpin our mid-teens distribution growth for 2019. The organic growth embedded in these assets provides flexibility on the timing of future drop down acquisitions.

•	The transaction delivers high quality assets that are consistent with BPMP’s differentiated investment proposition:

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Stable and predictable cash flows, supported by commercial arrangements which include life-of-lease production dedication or long-term throughput contracts, with BP and other well-established producers.

•	Strategically located and highly integrated with BP operations.

•	Provides organic growth opportunities, with nominal capital investment by the Partnership.

•	Balances offshore and onshore cash flows and increases portfolio diversity.

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Ursa and Mardi Gras assets strengthens BPMP’s position as an outlet for major offshore production from world-class, deepwater Gulf of Mexico assets and increased access to growing Gulf of Mexico production.

•	KM-Phoenix serves as a critical gateway between BP’s refineries and core onshore product marketing areas.

FOR IMMEDIATE RELEASE Houston October 2, 2018

Acquisition Financing

The Acquisition was financed by drawing against the Partnership’s existing revolving debt facility with an affiliate of BP. Post transaction, net debt to Adjusted EBITDA is expected to remain within financial frame of less than 3.5 times.

The terms of the acquisition were approved by the conflicts committee of the Board of Directors of the General Partner of BP Midstream Partners. This committee, which is comprised entirely of independent directors, was advised by Baird as to financial matters and Akin Gump Strauss Hauer & Feld LLP as to legal matters.

Revised Financial Frame

Post transaction, the 2018 full year cash available for distribution guidance has been increased to $140 – $145 million, up from $130 – 135 million.

Additional Information

Information relating to the acquired assets can be found at our website at www.bpmidstreampartners.com under the “Our assets” section. In addition, a presentation is also available summarizing the transaction under the “Investor Relations / Events & presentation” section. Information on the Partnership’s website does not constitute a portion of this press release

About BP Midstream Partners

BPMP is a fee-based, growth-oriented master limited partnership formed by BP to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines serving as key infrastructure for BP and its affiliates and other customers to transport onshore and offshore production to key refining markets and trading and distribution hubs.

For more information on BPMP and the assets owned by the Partnership, please visit www.bpmidstreampartners.com.

Cautionary Statement

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent BPMP’s expectations or beliefs concerning future events, including the expected performance and financial results of the Partnership, including the Dropdown Assets, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of BPMP’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, BPMP does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for BPMP to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in BPMP’s filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2017 filed with SEC on March 22, 2018. The risk factors and other factors noted in BPMP’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Non-GAAP Financial Measures

This press release includes the terms Adjusted EBITDA and cash available for distribution. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

FOR IMMEDIATE RELEASE Houston October 2, 2018

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our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities, respectively. Adjusted EBITDA and cash available for distribution should not be considered as an alternative to GAAP net income or net cash provided by operating activities.

Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA or cash available for distribution in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

References to Adjusted EBITDA in this press release refer to net income before net interest expense, income taxes, gain or loss from disposition of property, plant and equipment and depreciation and amortization, plus cash distributed to the Partnership from equity method investments for the applicable period, less income from equity method investments. We define Adjusted EBITDA attributable to the Partnership as Adjusted EBITDA less Adjusted EBITDA attributable to non-controlling interests. We define cash available for distribution as Adjusted EBITDA attributable to the Partnership plus net adjustments from volume deficiency agreements, less maintenance capital expenditures, net interest paid/received, cash reserves, and income taxes paid. Cash available for distribution will not reflect changes in working capital balances.

The Partnership is unable to provide financial guidance for projected net income or net cash provided by operating activities without unreasonable effort, and, therefore, is unable to provide a reconciliation of its Adjusted EBITDA and cash available for distributions projections to net income or net cash provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

The Partnership has not included a reconciliation of projected cash available for distribution to the nearest GAAP financial measure for 2018 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise.

Further Information

BP Press Office, US: +1 281-366-4463 uspress@bp.com

BPMP Investor Relations, US: +1 832-664-6996 bpmpir@bp.com

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